EXHIBIT 2.3



                            STOCK PURCHASE AGREEMENT


                                      AMONG


                         MORNING STAR ACQUISITION, INC.,


                          MORNING STAR MULTIMEDIA, INC.


                                       AND


                               TELEGEN CORPORATION



                                December 31, 1997



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                                TABLE OF CONTENTS
                                                                            Page

1. DEFINITIONS.................................................................1

2. PURCHASE AND SALE OF TARGET SHARES..........................................4
         (a) Basic Transaction.................................................4
         (b) Purchase Price....................................................4
         (c) Royalty Payments..................................................4
         (d) The Closing.......................................................5
         (e) Deliveries at the Closing.........................................5

3. REPRESENTATIONS AND WARRANTIES CONCERNING
         THE TRANSACTION.......................................................5
         (a) Representations and Warranties of the Seller......................5
                  (i) Organization of Seller...................................6
                  (ii) Authorization of Transaction............................6
                  (iii) Noncontravention.......................................6
                  (iv) Brokers' Fees...........................................6
                  (v) Target Shares............................................6
         (b) Representations and Warranties of the Buyer.......................6
                  (i) Organization of the Buyer................................7
                  (ii) Authorization of Transaction............................7
                  (iii) Noncontravention.......................................7
                  (iv) Brokers' Fees...........................................7

4. REPRESENTATIONS AND WARRANTIES CONCERNING
         THE TARGET............................................................7
         (a) Organization, Qualification, and Corporate Power..................7
         (b) Capitalization....................................................8
         (c) Noncontravention..................................................8
         (d) Brokers' Fees.....................................................8
         (e) Certain Business Relationships with the Target....................8
         (f) Undisclosed Liabilities...........................................8

5. PRE-CLOSING COVENANT....................................................... 9
         (a) General...........................................................9
         (b) Notices and Consents..............................................9
         (c) Operation of Business.............................................9
         (d) Exclusivity.......................................................9

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6. POST-CLOSING COVENANTS......................................................9
         (a) General..........................................................10
         (b) Transition.......................................................10
         (c) Confidentiality..................................................10
         (d) Covenant Not to Compete..........................................10

7. CONDITIONS TO OBLIGATION TO CLOSE..........................................11
         (a) Conditions to Obligation of the Buyer............................11
         (b) Conditions to Obligation of the Seller...........................12

8. REMEDIES FOR BREACHES OF THIS AGREEMENT....................................12
         (a) Survival of Representations and Warranties.......................12
         (b) Indemnification Provisions for Benefit of the Buyer..............13
         (c) Indemnification Provisions for Benefit of the Seller.............13
         (d) Matters Involving Third Parties..................................14
         (e) Other Indemnification Provisions.................................15

9. TAX MATTERS................................................................15
         (a) Tax Periods Ending on or Before the Closing Date.................15
         (b) Tax Periods Beginning Before and Ending After
                   the Closing Date...........................................15
         (c) Cooperation on Tax Matters.......................................15
         (d) Tax Sharing Agreements...........................................16
         (e) Certain Taxes....................................................16

10. TERMINATION...............................................................16
         (a) Termination of Agreement.........................................16
         (b) Effect of Termination............................................17

11. MISCELLANEOUS.............................................................17
         (a) Press Releases and Public Announcements..........................17
         (b) No Third-Party Beneficiaries.....................................17
         (c) Entire Agreement.................................................17
         (d) Succession and Assignment........................................17
         (e) Counterparts.....................................................18
         (f) Headings.........................................................18
         (g) Notices..........................................................18
         (h) Governing Law....................................................18
         (i) Amendments and Waivers...........................................18
         (j) Severability.....................................................19
         (k) Expenses.........................................................19
         (l) Construction.....................................................19
         (m) Incorporation of Exhibits, Annexes, and Schedules................19

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         EXHIBIT A - Quartley Royalty Certificate

         DISCLOSURE SCHEDULE


                                      -iv-

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                            STOCK PURCHASE AGREEMENT


         Agreement entered into as of December 31, 1997, among MORNING STAR ACQUISITION, INC., a New Jersey corporation (the "Buyer"), MORNING STAR
MULTIMEDIA, INC., a New Jersey corporation (the "Target") and TELEGEN CORPORATION, a California corporation (the "Seller"). The Buyer, Seller and the Target are referred to collectively herein as the "Parties."

         The Seller in the aggregate own all of the outstanding capital stock of MORNING STAR MULTIMEDIA, INC., a New Jersey corporation (the "Target").

         This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the outstanding capital stock of the Target in return for cash. Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1. Definitions.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Buyer" has the meaning set forth in the preface above.

         "Closing" has the meaning set forth in ss.2(c) below.

         "Closing Date" has the meaning set forth in ss.2(c) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidential   Information"  means  any  information   concerning  the
businesses and affairs of the Target that is not already generally available to the public.

         "Disclosure Schedule" has the meaning set forth in ss.4 below.

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         "Employee   Benefit   Plan"   means  any  (a)   nonqualified   deferred
compensation  or  retirement  plan  or   arrangement,   (b)  qualified   defined
contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan, or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

         "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         "Indemnified Party" has the meaning set forth in ss.8(d) below.

         "Indemnifying Party" has the meaning set forth in ss.8(d) below.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "Knowledge" means actual knowledge after reasonable investigation.

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         "Liability"  means any  liability  (whether  known or unknown,  whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Most Recent Balance Sheet" means the Target's balance sheet as of October 31, 1997.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Party" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Purchase Price" has the meaning set forth in ss.2(b) below.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Seller" has the meaning set forth in the preface above.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Target" has the meaning set forth in the preface above.

         "Target Share" means any share of the Common Stock, no par value, of the Target.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum,

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estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating only to federal income taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in ss.8(d) below.

         2. Purchase and Sale of Target Shares.

               (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of its Target Shares for the consideration specified below in this ss.2.

               (b) Purchase Price. The Buyer agrees to pay to the Seller at the Closing $200,000 (the "Purchase Price") by delivery of cash payable by wire transfer or delivery of other immediately available funds.

               (c) Royalty Payments. The Buyer agrees to pay to the Seller, as a royalty payment (the "Royalty"), ten percent (10%) of the gross sales received by the Buyer or the Target for each PC CD ROM of the existing version of Casper-The Interactive Adventure or any subsequent version thereof using the same storyline and five percent (5%) of the gross sales received by the Buyer for each PC CD ROM of the initial version of Kristi Yamaguchi Fantasy Skating or any subsequent version thereof using the same storyline, for a period of two (2) years from the Closing Date (the "Royalty Period").

               Any obligations of the Buyer referred to in this Section 2(c) shall also be obligations of the Target. The Royalty obligations hereunder shall also include the following terms:

                  (i) Notices and Payment. Within thirty (30) days after the end of each calendar quarter (or portion thereof) during the two (2) year period following the Closing Date in which Royalty exceeds a minimum of one hundred
(100) dollars, the Buyer shall furnish to the Seller written reports, certified by an applicable officer of the Buyer as being true and correct (substantially in a form attached hereto as Exhibit A) setting out for the previous quarter, the revenues derived from sales of the products subject to the ss.2(c) and the Royalty due to the Seller. Within ten (10) days of submission of such report, the Buyer shall pay to the Seller the Royalty. All payment shall be made by the Buyer to the Seller, by wire transfer of immediately available funds, to such account as shall be designated by the Seller in writing. In the event any Royalty due hereunder is not paid by the Buyer by the applicable due date, and after written notice by the Seller to the Buyer of any such failure to pay such Royalty, a late payment shall be paid to the Seller with interest thereon, from the applicable due date to the date

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of payment, calculated at the per annum rate equal to the rate announced by Bank of America as its "prime rate" or "base rate" as of the close of business on the applicable due date.

                  (ii) Records/Inspection. The Buyer shall retain at its principal place of business for a period of not less than two (2) years after the calendar quarter to which such records relate, files, records, and books of account prepared in the normal course of business which contain data reasonably required for the computation and verification of the amounts to be paid and the information to be provided in any Royalty report required under ss.2(c)(i) of this Agreement (the "Royalty Records"). For the purposes of verifying the Royalty paid by the Buyer, the Seller may retain a certified public accountant to audit the Royalty Records, provided that (i) the Seller gives ten (10) days written notice prior to the audit, (ii) Buyer shall have the right to review such accountant's determinations and Seller shall consider any reasonable comments made by Buyer regarding the audit, (iii) such accountant execute the Buyer's then-current standard non-disclosure agreement, (iv) all audits are conducted during regular business hours and on the Buyer's premises, (v) such audits shall only be allowed during the Royalty Period, and (vi) the Seller may request no more than one audit per quarter in which this ss.2(c)(ii) applies. The auditor's report and all work papers or other materials relating to the auditor's examination of the Royalty Records will be treated as confidential information owned by the Buyer. Furthermore, if the accountant described herein discovers any material discrepancy between any Royalty report and his audit, the Buyer shall then pay the Seller the amount of such discrepancy owed to the Seller within ten (10) days of submission of a copy of such audit to the Buyer. If such discrepancy is equal to or greater than ten percent (10%) of the amount the Buyer owes the Seller, then the Seller shall also pay the Buyer the cost of such audit. Subject to the frequency limitations applicable to the certified public accountant described herein, Seller shall have complete access to the Royalty Records during the Royalty Period.

               (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Thelen, Marrin, Johnson & Bridges LLP in San Francisco, California, commencing at 9:00 a.m. local time on December 31, 1997, or such other date as the Buyer and the Seller may mutually determine (the "Closing Date").

               (e) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in ss.7(a) below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in ss.7(b) below,
(iii) the Seller will deliver to the Buyer stock certificates representing all of its Target Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Seller the consideration specified in ss.2(b) above.

         3. Representations and Warranties Concerning the Transaction.

               (a) Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this ss.3(a) are correct and complete as of

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the date of this  Agreement  and will be correct and  complete as of the Closing
Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.3(a)).

                  (i) Organization of Seller. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of California.

                  (ii) Authorization of Transaction. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or, any of the Seller's provisions of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject.

                  (iv) Brokers' Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                  (v) Target Shares. The Seller holds of record and owns beneficially all of the issued and outstanding Target Shares free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Target (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target.

               (b) Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this ss.3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though

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made then and as though the Closing Date were  substituted  for the date of this
Agreement throughout this ss.3(b)).

                  (i) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of New Jersey.

                  (ii) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

                  (iv) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

         4. Representations and Warranties Concerning the Target. The Seller represents and warrants to the Buyer that the statements contained in this ss.4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.4), except as set forth in the disclosure schedule delivered by the Seller to the Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedule").

               (a) Organization, Qualification, and Corporate Power. The Target is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Target has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. ss.4(a) of the Disclosure

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Schedule  lists the directors  and officers of the Target.  The Target is not in default under or in violation of any provision of its charter or bylaws.

               (b) Capitalization. The entire authorized capital stock of the Target consists of 100,000 Target Shares, of which 100 Target Shares are issued and outstanding and no Target Shares are held in treasury. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Target.

               (c) Noncontravention. To the Seller's Knowledge, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Target is subject or any provision of the charter or bylaws of the Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Target is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

               (d) Brokers' Fees. To the Seller's Knowledge, the Target has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

               (e) Certain Business Relationships with the Target. None of the Seller, its Subsidiaries, or, to Seller's Knowledge, its Affiliates have been involved in any business arrangement or relationship with the Target within the past 12 months, and none of the Seller, its Subsidiaries, and, to Seller's Knowledge, its Affiliates owns any asset, tangible or intangible, which is used in the business of the Target.

               (f) Undisclosed Liabilities. Except for Daniel J. Kitchen and Kevin Mitchell, to Seller's knowledge no director, officer, employee, or agent of the Target or the Seller has entered into any agreement or made other commitment, including any oral commitment, on behalf of the Target. As of the Closing Date, the Target will have no Liability to Leopold Management, and, to Seller's Knowledge, except for Liabilities that

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may arise under this Agreement,  no Liability (including  intercompany loans, if any) to the Seller or any Affiliate or Subsidiary of the Seller.

         5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

               (a) General. Each of the Parties will use its reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, or written waiver, of the closing conditions set forth in ss.7 below).

               (b) Notices and Consents. The Seller will cause the Target to give any notices to third parties, and will cause the Target to use its reasonable efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in ss.4(c) above. Each of the Parties will (and the Seller will cause the Target to) give any notices to, make any filings with, and use its reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in ss.3(a)(ii), ss.3(b)(ii), and ss.4(c) above.

               (c) Operation of Business. The Seller will not cause or permit the Target to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not cause or permit the Target to declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock.

               (d) Exclusivity. The Seller will not (and the Seller will not cause or permit the Target to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Target (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

         6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

               (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under ss.8 below). The Seller acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including a copy of all tax records in the Seller's possession), agreements, and financial data of any sort relating to the Target.

               (b) Transition. The Seller will use reasonable efforts not to take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Target from maintaining the same business relationships with the Target after the Closing as it maintained with the Target prior to the Closing. The Seller will refer all customer inquiries relating to the businesses of the Target to the Buyer from and after the Closing.

               (c) Confidentiality. The Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so the Buyer may seek an appropriate protective order or waive compliance with the provisions of this ss.6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller may disclose the Confidential Information to the tribunal; provided, however, the Seller shall use its reasonable efforts to obtain, at the reasonable request of the Buyer and at the Buyer's expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure or that the Seller must disclose by law, whether under the securities laws or otherwise.

               (d) Covenant Not to Compete. For a period of two (2) years from and after the Closing Date, none of the Seller or its Subsidiaries will engage directly or indirectly in any business that the Target conducts as of the Closing Date.

         7. Conditions to Obligation to Close.

               (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in ss.3(a) and ss.4 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Target Shares and to control the Target, or (D) affect adversely the right of the Target to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (iv) except for Daniel J. Kitchen and Kevin Mitchell, to the Seller's knowledge no director, officer, employee, or agent of the Target or the Seller has entered into any agreement or made other commitment, including any oral commitment, on behalf of the Target.

                  (v) the Target has no Liability to Leopold Management, and, to Seller's Knowledge, except for Liabilities that may arise under this Agreement, no Liability to the Seller or any Affiliate or Subsidiary of the Seller.

                  (vi)  the  Seller   shall  have   delivered  to  the  Buyer  a
certificate to the effect that each of the conditions specified above in ss.7(a)(i)-(v) is satisfied in all respects;

                  (vii) the Buyer shall have terminated, effective as of the Closing, each director and officer of the Target other than those whom the Buyer shall have specified in writing prior to the Closing; and

                  (viii)  each  of  the  Parties   shall  have  entered  into  a
Settlement and Mutual Release Agreement, in a form satisfactory to the Parties.

The Buyer may waive any condition specified in this ss.7(a) if it executes a writing so stating at or prior to the Closing.

               (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in ss.3(b) above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (iv)  the  Buyer  shall  have   delivered   to  the  Seller  a
certificate to the effect that each of the conditions specified above in ss.7(b)(i)-(iii) is satisfied in all respects;

                  (v) each of the Parties shall have entered into a Settlement and Mutual Release Agreement, in a form satisfactory to the Parties; and

                  (vi) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this ss.7(b) if they execute a writing so stating at or prior to the Closing.

         8. Remedies for Breaches of This Agreement.

               (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (unless the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect for two (2) years thereafter (subject to any applicable statutes of limitations).

               (b) Indemnification Provisions for Benefit of the Buyer.

                  (i) In the event the Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to ss.8(a) above, provided the Buyer makes a written claim for indemnification against the Seller pursuant to ss.11(h) below within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                  (ii) The Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Target for only federal income taxes of the Target arising on or after December 31, 1996 and before the Closing Date (or for any such taxes after the Closing Date to the extent allocable (determined in a manner consistent with ss.9(c)).

               (c) Indemnification Provisions for Benefit of the Seller.

                  (i) In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to ss.8(a) above, provided that the Seller makes a written claim for indemnification against the Buyer pursuant to ss.11(h) below within such survival period, then the Buyer and the Target agree to indemnify the Seller, jointly and severally, from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                  (ii) The Buyer and the Target, jointly and severally, agree to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Tax Liability of the Target, other than for federal income taxes of the Target arising on or after December 31, 1996 and on or before the Closing Date.

                  (iii) The Buyer and the Target, jointly and severally, agree to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability arising from the Seller's ownership of the Target.

               (d) Matters Involving Third Parties.

                  (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this ss.8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                  (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the
Indemnified   Party  has  given  notice  of  the  Third  Party  Claim  that  the
Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with ss.8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                  (iv) In the event any of the conditions in ss.8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the
Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this ss.8.

               (e) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to any other Party, or the transactions contemplated by this Agreement.

         9. Tax Matters. The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller for certain tax matters following the Closing Date:

               (a) Tax Periods Ending on or Before the Closing Date. The Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Target for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Seller shall permit the Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Seller shall reimburse the Buyer for federal income taxes of the Target with respect to such periods within fifteen (15) days after payment by the Buyer or the Target of such federal income taxes to the extent such federal income taxes are not reflected in the reserve for tax liability (rather than any reserve for deferred federal income taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet.

               (b) Tax Periods After the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Target for Tax periods after the Closing Date.

               (c) Cooperation on Tax Matters.

                  (i) The Buyer, the Target and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Target and the Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Target relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Target or the Seller, as the case may be, shall allow the other party to take possession of such books and records.

                  (ii) The Buyer and the Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  (iii) The Buyer and the Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

               (d) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Target shall be terminated as of the Closing Date and, after the Closing Date, the Target shall not be bound thereby or have any liability thereunder.

               (e) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by the Buyer when due, and the Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

         10. Termination.

               (a)  Termination  of  Agreement.   Certain  of  the  Parties  may
terminate this Agreement as provided below:

                  (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (B) if the Closing shall not have occurred on or before December 31,1997, by reason of the failure of any condition precedent under ss.7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                  (iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (B) if the Closing shall not have occurred on or before December 31, 1997, by reason of the failure of any condition precedent under ss.7(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

               (b) Effect of Termination. If any Party terminates this Agreement pursuant to ss.10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

         11. Miscellaneous.

               (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Seller; provided, however, that the Seller may make any public disclosure it believes in good faith is required by applicable law or any listing or trading requirements concerning its publicly-traded securities (in which case the Seller shall allow the Buyer to review such proposed public disclosure and will incorporate any reasonable change submitted by Buyer). The Seller will make no other reference to the Target in any press release or public announcement unless (i) the Seller believes in good faith that it is required by applicable law or any listing or trading requirements concerning its publicly-traded securities to make such disclosure and (ii) the Seller allows the Buyer to review such proposed public disclosure and incorporates all reasonable change submitted by Buyer.

               (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

               (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

               (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. For purposes of this Agreement, successors shall include those successors-in-interest resulting from operation of law and those Persons that, with their Affiliates, have purchased in a transaction or in a series of transactions a majority of the equity or assets of a Party. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller.

               (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

               (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

               (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                    If to the Seller:                   Copy to:

                    If to the Buyer:                    Copy to:

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until such party receives a conformation receipt. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

               (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

               (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

               (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

               (k) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agrees that the Target has neither borne nor will bear any of the Seller's costs and expenses (including any of its legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

               (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

               (m) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.


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                                      -19-

         IN WITNESS WHEREOF, the Parties herto have executed this Stock Purchase Agreement as of the date first above written.



BUYER:                                         MORNING STAR ACQUISTION INC.



                                               By: /s/ Daniel J. Kitchen
                                                   -----------------------------
                                               Name: Daniel J. Kitchen
                                                    ----------------------------
                                               Title: Chief  Executive Officer
                                                     ---------------------------


SELLER:                                        TELEGEN CORPORATION



                                               By: /s/ Fred Y. Kashkooli
                                                   -----------------------------
                                               Name: Fred Y. Kashkooli
                                                    ----------------------------
                                               Title: Chief  Executive Officer
                                                     ---------------------------



TARGET:                                        MORNING STAR MULTIMEDIA, INC.



                                               By:  /s/ Daniel J. Kitchen
                                                   -----------------------------
                                               Name: Daniel J. Kitchen
                                                    ----------------------------
                                               Title: Chief  Executive Officer
                                                     ---------------------------

                                      -20-